Exhibit 99.1
Tuesday July 10, 2018
FOR IMMEDIATE RELEASE

Washington Federal Announces Appointment of Technology Leader Steve Singh to its Board of Directors

SEATTLE, WASHINGTON - Washington Federal, Inc. (NASDAQ: WAFD) today announced that Steve Singh will join its Board of Directors on August 1, 2018. Singh, age 57, is the Chief Executive Officer and Chairman of the Board at Docker, an innovative cloud technology company based in San Francisco. Mr. Singh is best known as the CEO and Co-Founder of Concur Technologies, a Bellevue, Washington based travel and expense management company. He built Concur into an enterprise success over the course of 20 years before selling to SAP for $8.3 billion in 2014. Singh is also Executive Chairman of Center, a financial software company. Singh holds various leadership roles in other technology companies and community organizations.
Chairman of the Board, Roy M. Whitehead commented, “Washington Federal is honored to have Steve join our board. He brings more than two decades of expertise building world-class software companies and developing some of the most successful technology brands in the industry. Steve will add valuable public company, technology and payments experience to our Board of Directors.”
Washington Federal, Inc. is the parent company of Washington Federal, a national bank that provides consumer and commercial deposit accounts, insurance products, financing for small to middle market businesses, commercial real estate and residential real estate, including consumer mortgages and home equity lines of credit. Established in 1917, the Company operates 236 branches in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. To find out more about the Company, please visit the website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.
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Contact:
Brad Goode
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
(206) 626-8178